                                                                    EXHIBIT 12.2

         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                                                  HISTORICAL
                                  ---------------------------------------------------------------------
                                         Nine Months
                                            Ended                                          January 10,
                                        September 30,          Year Ended December 31,     1994 through
                                  ------------------------------------------------------   December 31,
                                      1998         1997       1997       1996      1995      1994
                                   ---------     --------   --------  --------   --------   -------
 Earnings (1)                      $  51,203     $ 20,649   $ 29,535  $ 15,740   $ 14,988   $ 7,702

 Fixed charges:
    Interest expense                  56,756       33,359     51,385    24,802     13,322     1,576
    Capitalized interest               2,074          751      1,300       821        113        29
    Preferred stock dividends         16,320          846      2,315        --      5,169     3,114
                                   ---------     --------   --------  --------   --------   -------

      Total fixed charges (A)         75,150       34,956     55,000    25,623     18,604     4,719
                                   ---------     --------   --------  --------   --------   -------

  Earnings before fixed
    charges (2)(B)                 $ 107,959     $ 54,008   $ 80,920  $ 40,542   $ 28,310   $ 9,278
                                   =========     ========   ========  ========   ========   =======

Ratio of earnings to fixed
  charges (B divided by A)           1.4:1.0      1.5:1.0    1.5:1.0   1.6:1.0    1.5:1.0   2.0:1.0
                                   =========     ========   ========  ========   ========   =======



                                                   PRO FORMA
                                  --------------------------------------------------------
                                    PRE-MERGER PRO FORMA             MERGER PRO FORMA
                                  --------------------------   ---------------------------
                                  Nine Months                  Nine Months
                                    Ended        Year Ended       Ended       Year Ended
                                  September 30,  December 31,  September 30,  December 31,
                                     1998           1997           1998           1997
                                  -------------  ------------  -------------  ------------
Earnings (1)                        $ 49,924       $ 70,317       $ 48,183      $ 67,996
Fixed charges:
   Interest expense                   92,402         99,501         92,402        99,501
   Capitalized interest                2,074          1,300          2,074         1,300
   Preferred stock dividends          30,914         41,174         30,914        41,174
                                    --------       --------       --------      --------

     Total fixed charges (A)         125,390        141,975        125,390       141,975
                                    --------       --------       --------      --------

 Earnings before fixed
   charges (2)(B)                   $142,326       $169,818       $140,585      $167,497
                                    ========       ========       ========      ========

Ratio of earnings to fixed
  charges (B divided by A)           1.1:1.0        1.2:1.0        1.1:1.0      1.2:1.0
                                    ========       ========       ========      ========



AIMCO PREDECESSORS

                                                                      HISTORICAL
                                                             ----------------------------
                                                               January 1,    Year ended
                                                              1994 through   December 31,
                                                             July 28, 1994      1993
                                                             -------------   ------------
Historical:
   Income (loss) before extraordinary item and income taxes     $ (1,463)      $   627
Fixed charges:
    Interest expense                                               4,214         3,510
    Capitalized interest                                              --            --
    Preferred stock dividends (3)                                     --            --
                                                                --------       -------

      Total fixed charges (A)                                      4,214         3,510
                                                                --------       -------

  Earnings before fixed charges (1)(B)                          $  2,751       $ 4,137
                                                                ========       =======

Ratio of earnings to fixed charges (B divided by A)                   (4)      1.2:1.0
                                                                ========       =======

----------------


(1) Earnings represents pretax income before Minority Interest in Operating Partnership and minority interest in other partnership. Equity in earnings of unconsolidated subsidiaries and partnerships is included in earnings only to the extent of dividends and distributions received.

(2) Earnings before fixed charges excludes capitalized interest and preferred stock dividends.

(3) The AIMCO Predecessors did not have any shares of Preferred Stock outstanding during the period from January 1, 1992 through July 28, 1994.

(4) Earnings for the period January 1, 1994 through July 28, 1994 were inadequate to cover fixed charges. The deficiency for the period was $1,463.